                                                                     EHIBIT 11.1

                                 S2 GOLF, INC.
                       COMPUTATION OF EARNINGS PER SHARE

                                                                                  Three Months Ended
                                                                                  ------------------
                                                                          March 31                  March 31
                                                                          1996 (A)                  1995 (A)
                                                                        -------------             -------------
Average Number of Shares Outstanding Before
  Adjustment                                                              2,208,311                 2,202,706

Average Number of Stock Options Assumed Converted
  to Common Stock Under the Treasury Stock Method
  (B)(C)                                                                         --                        --
                                                                        -------------             -------------

Average Number of Common Stock and Common Stock
  Equivalents outstanding During the Year                                 2,208,311                 2,202,706
                                                                        =============             =============

Net Income (Loss) Applicable to Common Stock:

Income (Loss) Before Cumulative Effect of Changes in
  Accounting Principle                                                     ($75,183)                 ($92,698)

Interest Expense (B)                                                             --                        --
                                                                        -------------             -------------

Net Income (Loss) Applicable to Common Stock                               ($75,183)                 ($92,698)
                                                                        =============             =============

Net Income (Loss) Per Common Stock and Common
  Stock Equivalent Shares:

Income (Loss) Before Cumulative Effect of Changes In
  Accounting Principle                                                       ($0.03)                   ($0.04)
                                                                        -------------             -------------

Net Income                                                                   ($0.03)                   ($0.04)
                                                                        =============             =============

(A) The calculations of fully diluted earnings per share are antidilutive.

(B) The number of shares of common stock obtainable on exercise of outstanding options in the aggregate exceeds 20 percent of the number of common shares outstanding at March 31, 1996 and March 31, 1995. All the options are assumed to have been exercised and the aggregate proceeds therefrom have been applied first to repurchase outstanding common shares, but not to exceed 20% of the outstanding shares, and second, the balance of the funds are applied to reduce short-term borrowings, with appropriate recognition of any income tax effects.

(C) The common stock options are antidilutive and therefore are not included in this calculation.